UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2007

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.   On August 3, 2007, the following executive officers received the following bonuses under either the Company’s 2007 Executive Bonus Plan (the “Executive Plan”) or the 2007 Management Bonus Plan (the “Management Plan”) adopted in September 2006:

Gioacchino De Chirico	President and CEO	$338,000	Executive Plan
Ralph A. Eatz	Senior VP, Chief Science Officer	$244,400	Executive Plan
Patrick D. Waddy	Chief Financial Officer	$ 43,923	Management Plan

Under the Executive Plan, Dr. De Chirico and Mr. Eatz were eligible to receive cash bonuses based on their base salary and on the Company exceeding a consolidated net income target of $52.0 million (after all bonus accruals under both Plans) established by the Compensation Committee of the Board of Directors on the date the Executive Plan was adopted (“Target Net Income”), as follows:

If Target Net Income was:	Bonus as a Percent of Base Salary was:
Exceeded by up to 10%	25% of base salary
Exceeded by >10% but < 20%	50% of base salary
Exceeded by 20% or more	75% of base salary

The bonus percentages were prorated between each Target Net Income threshold.

Under the Management Plan, Mr. Waddy and other vice presidents, directors, managers and supervisors (other than employees compensated through sales commissions and incentives) were eligible to receive cash bonuses based on achievement of a consolidated operating income target of $83.0 million (before any bonus accrual) established by the Compensation Committee of the Board of Directors on the date the Management Plan was adopted (“Operating Income”); achievement of individual country sales objectives; and individual performance ratings determined through the Company’s normal evaluation process.  An aggregate bonus pool of $1,350,000 was established based on the Company exceeding Operating Income by 13%.  Possible bonus ranges (shown as percentages of base salary) were based on salary level and individual performance ratings, as follows:

Performance Rating	Salary Level
	< $80,000	$80,000 - $100,000	> $100,000
Outstanding	8% to 12%	10% to 14%	12% to 16%
Exceeds Standards	6% to 10%	8% to 12%	10% to 14%
Fully Competent	4% to 8%	6% to 10%	8% to 12%
Unsatisfactory	0%	0%	0%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: August 9, 2007	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President, General Counsel